As filed with the Securities and Exchange Commission on February 7, 2020

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

DropCar, Inc
(Exact name of registrant as specified in its charter)

Delaware	98-0204758
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1412 Broadway, Suite 2105
New York, New York 10018
(646) 342-1595
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Spencer Richardson
Chief Executive Officer
DropCar, Inc.
1412 Broadway, Suite 2105
New York, NY 10018
(646) 342-1595
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:
Kenneth R. Koch, Esq.
Daniel A. Bagliebter, Esq.
Mintz, Levin, Cohn, Ferris, Glovsky
and Popeo, P.C.
666 Third Avenue
New York, NY 10017
(212) 935-3000

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer ☐	Accelerated Filer ☐
Non-Accelerated Filer ☐ (Do not check if smaller reporting company)	Smaller Reporting Company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, $0.0001 par value per share	8,680,526(2)	$0.72(3)	$6,249,978.72	$811.25
Total	8,680,526	$0.72	$6,249,978.72	$811.25

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock that become issuable by reason of any stock dividend, stock split or other similar transaction that results in an increase in the number of the outstanding shares of common stock of the registrant.

(2)
Consists of (i) 125% (or 4,340,250 shares) of the 3,472,200 shares of common stock issuable upon the conversion of Series H-6 Convertible Preferred Stock, par value $0.0001 per share (the Series H-6 Preferred”), issued by DropCar, Inc. (the “Company”) to certain institutional and accredited investors pursuant to an exchange agreement, dated as of February 5, 2020 and (ii) 125% (or 4,340,276 shares) of the 3,472,222 shares of common stock issuable upon exercise of warrants (the “H-5 Warrants”) issued by the Company to certain institutional and accredited investors pursuant to a Securities Purchase Agreement, dated as of December 6, 2019 (the “Purchase Agreement”).

(3)
In accordance with Rule 457(c) under the Securities Act, the aggregate offering price of the common stock is estimated solely for the calculation of the registration fee due for this filing. This estimate was based on the average of the high and low sales price of our common stock reported by The Nasdaq Capital Market on February 3, 2020, which was $0.72.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES, AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

Subject to Completion, dated February 7, 2020

PROSPECTUS

DROPCAR, INC.

8,680,526 Shares of Common Stock

This prospectus relates to the resale of up to an aggregate of 8,680,526 shares of our common stock issuable upon the conversion of certain preferred stock and the exercise of outstanding warrants. Of this total, (i) 125% (or 4,340,250 shares) of the 3,472,200 shares of common stock are issuable upon the conversion of Series H-6 Convertible Preferred Stock, par value $0.0001 per share (the “Series H-6 Preferred”), issued by DropCar, Inc. (the “Company”) to certain institutional and accredited investors pursuant to an exchange agreement, dated as of February 5, 2020 (the “Exchange Agreement”) and (ii) 125% (or 4,340,276 shares) of the 3,472,222 shares of common stock are issuable upon exercise of warrants (the “H-5 Warrants”) issued by the Company to certain institutional and accredited investors pursuant to a Securities Purchase Agreement, dated as of December 6, 2019 (the “Purchase Agreement”).

These shares of common stock will be resold from time to time by the entities and persons listed in the section titled “Selling Securityholders” on page 17, which we refer to as the selling securityholders. The shares of common stock offered under this prospectus by the selling securityholders will be issued upon conversion of the Series H-6 Preferred and exercise of the H-5 Warrants sold pursuant to, as applicable, the Purchase Agreement and the Exchange Agreement. We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of securities by the selling securityholders.

The selling securityholders may sell the shares of common stock described in this prospectus in a number of different ways and at varying prices. We provide more information about how a selling securityholder may sell its shares of common stock in the section titled “Plan of Distribution” on page 19. We will pay the expenses incurred in registering the securities covered by the prospectus, including legal and accounting fees.

Our common stock is quoted on The Nasdaq Capital Market, or Nasdaq, under the symbol “DCAR.” On February 6, 2020, the last reported sale price of our common stock was $0.74 per share.

Investing in our securities involves risks. See “Risk Factors” beginning on page 4 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

THE DATE OF THIS PROSPECTUS IS            , 2020.

INFORMATION CONTAINED IN THIS PROSPECTUS

You should rely only on the information contained or incorporated by reference into this prospectus. We have not, and the selling securityholders have not, authorized anyone to provide you with additional or different information. These securities are not being offered in any jurisdiction where the offer is not permitted. You should assume that the information in this prospectus is accurate only as of the date on the front of the document and that any information we have incorporated by reference is accurate only as of the date of the documents incorporated by reference, regardless of the time of delivery of this prospectus or of any sale of our common stock. Unless the context otherwise requires, references to “we,” “our,” “us,” or the “Company” in this prospectus mean DropCar, Inc., together with its subsidiaries.

Registered Trademarks and Trademark Applications:  The DropCar name and design mark are federally registered U.S. trademarks. Other third-party logos and product/trade names are registered trademarks or trade names of their respective companies. Solely for convenience, the trademarks, service marks and trade names referred to in this prospectus may appear without the ® and TM symbols, but such references are not intended to indicate, in any way, that the owner thereof will not assert, to the fullest extent under applicable law, such owner’s rights to these trademarks, service marks and trade names. This prospectus contains additional trade names, trademarks and service marks of other companies, which, to our knowledge, are the property of their respective owners.

We obtained industry and market data used throughout and incorporated by reference into this prospectus through our research, surveys and studies conducted by third parties and industry and general publications. We have not independently verified market and industry data from third-party sources.

PROSPECTUS SUMMARY

The following is only a summary. We urge you to read the entire prospectus, including the more detailed consolidated financial statements, notes to the consolidated financial statements and other information included herein or incorporated by reference from our other filings with the U.S. Securities and Exchange Commission, or SEC. Investing in our securities involves risks. Therefore, please carefully consider the information provided under the heading “Risk Factors” starting on page 4.

Recent Events

Issuance of Series H-5 Preferred Stock and Warrants

On December 6, 2019, we entered into the Purchase Agreement with certain institutional and accredited investors (collectively, the "Investors"), pursuant to which we issued to the Investors an aggregate of 34,722 shares of our newly designated Series H-5 Convertible Preferred Stock, par value $0.0001 per share (the "Series H-5 Preferred"), and the H-5 Warrants to purchase shares of our common stock, with an exercise price of $0.792 per share, subject to adjustments. The purchase price per Series H-5 Preferred was $72.00, equal to (i) the closing price of our common stock on the Nasdaq Capital Market on December 5, 2019, plus $0.125 multiplied by (ii) 100. The aggregate purchase price for the shares of Series H-5 Preferred and the H-5 Warrants was approximately $2.5 million. Subject to certain ownership limitations, the H-5 Warrants will be exercisable beginning six months from the issuance date and will be exercisable for a period of five years from the initial exercise date.

Also on December 6, 2019, we filed the Certificate of Designations, Preferences and Rights of the Series H-5 Convertible Preferred Stock (the "Certificate of Designation") with the Secretary of State of the State of Delaware, establishing and designating the rights, powers and preferences of the Series H-5 Preferred. We designated up to 50,000 shares of Series H-5 Preferred and each share has a stated value of $72.00 (the "Stated Value"). Each share of Series H-5 Preferred is convertible at any time at the option of the holder thereof, into a number of shares of common stock determined by dividing the Stated Value by the initial conversion price of $0.72 per share, subject to a 9.99% blocker provision. The Series H-5 Preferred has the same dividend rights as the common stock, and no voting rights except as provided for in the Certificate of Designation or as otherwise required by law. In the event of any liquidation or dissolution, the Series H-5 Preferred ranks senior to the common stock in the distribution of assets, to the extent legally available for distribution.

Exchange Agreements

On February 5, 2020, we entered into separate Exchange Agreements (the “Exchange Agreements”) with the Investors to exchange an equivalent number of shares of Series H-5 Preferred for shares of our Series H-6 Preferred. The terms of the Series H-6 Preferred is substantially identical to the terms of the Series H-5 Preferred, except that the shares of Series H-6 Preferred have the same voting rights as our common stock, except that in no event shall a holder of Series H-6 Preferred be permitted to exercise a greater number of votes than such holder would have been entitled to cast if the Series H-6 Preferred had immediately been converted into shares of our common stock at a conversion price equal to $0.78 (subject to adjustment for stock splits, stock dividends, recapitalizations, reorganizations, reclassifications, combinations, reverse stock splits or other similar events). In addition, a holder (together with its affiliates) may not be permitted to vote shares of Series H-6 Preferred held by such holder to the extent that such holder would beneficially own more than 9.99% of our common stock.

Merger Agreement

On December 19, 2019, we entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) with ABC Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of DropCar (“Merger Sub”), and AYRO, Inc., a Delaware corporation (“AYRO”), pursuant to which, among other matters, and subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, Merger Sub will merge with and into AYRO, with AYRO continuing as a wholly owned subsidiary of DropCar and the surviving corporation of the merger (the “Merger”).  The Merger is intended to qualify for federal income tax purposes as a tax-free reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended.

Subject to the terms and conditions of the Merger Agreement, at the closing of the Merger, (a) each outstanding share of AYRO common stock and AYRO preferred stock will be converted into the right to receive shares of our common stock (the “DropCar Common Stock”) (after giving effect to a reverse stock split of DropCar Common Stock, as described below) equal to the Exchange Ratio described below; and (b) each outstanding AYRO stock option and AYRO warrant that has not previously been exercised prior to the closing of the Merger will be assumed by us.

Under the exchange ratio formula in the Merger Agreement (the “Exchange Ratio”), upon the closing of the Merger, on a pro forma basis and based upon the number of shares of our common stock to be issued in the Merger, our current shareholders (along with our financial advisor) will own approximately 20% of the combined company and current AYRO investors will own approximately 80% of the combined company (including the additional financing transaction referenced below). For purposes of calculating the Exchange Ratio, the number of outstanding shares of DropCar Common Stock immediately prior to the Merger does not take into effect the dilutive effect of shares of DropCar Common Stock underlying options, warrants or certain classes of preferred stock outstanding as of the date of the Merger Agreement.

In connection with the Merger, we will seek the approval of our stockholders to amend our certificate of incorporation to: (i) effect a reverse split of DropCar Common Stock at a ratio to be determined by us, which is intended to ensure that the listing requirements of the Nasdaq Capital Market, or such other stock market on which the DropCar Common Stock is trading, are satisfied and (ii) change the name of DropCar to Ayro, Inc., subject to the consummation of the Merger.

Prior to the execution and delivery of the Merger Agreement, and as a condition of the willingness of the parties to enter into the Merger Agreement, certain stockholders have entered into agreements with AYRO pursuant to which such stockholders have agreed, subject to the terms and conditions of such agreements, to purchase, prior to the consummation of the Merger, shares of AYRO’s common stock (or common stock equivalents) and warrants to purchase AYRO 's common stock for an aggregate purchase price of $2.0 million (the “AYRO Pre-Closing Financing”). The consummation of the transactions contemplated by such agreements is conditioned upon the satisfaction or waiver of the conditions set forth in the Merger Agreement. After consummation of the Merger, AYRO has agreed to cause us to register the resale of the DropCar Common Stock issued and issuable pursuant to the warrants issued to the investors in the AYRO Pre-Closing Financing.

Consummation of the Merger is subject to certain closing conditions, including, among other things, approval by our stockholders and AYRO’s stockholders, the continued listing of our common stock on the Nasdaq Stock Market after the Merger and satisfaction of minimum net cash thresholds by us and AYRO.  In accordance with the terms of the Merger Agreement, (i) certain executive officers, directors and stockholders of AYRO (solely in their respective capacities as AYRO stockholders) holding approximately 10% of the outstanding AYRO capital stock have entered into voting agreements with us to vote all of their shares of Ayro capital stock in favor of adoption of the Merger Agreement (the “Ayro Voting Agreements”) and (ii) certain executive officers, directors and stockholders of ours (solely in their respective capacities as our stockholders) holding approximately 57% of our outstanding common stock have entered into voting agreements with AYRO to vote all of their shares of our common stock in favor of approval of the Merger Agreement (the “DropCar Voting Agreements”, and together with the Ayro Voting Agreements, the “Voting Agreements”).  The Voting Agreements include covenants with respect to the voting of such shares in favor of approving the transactions contemplated by the Merger Agreement and against any competing acquisition proposals.  In addition, concurrently with the execution of the Merger Agreement, (i) certain executive officers, directors and stockholders of AYRO and (ii) certain directors of ours have entered into lock-up agreements (the “Lock-Up Agreements”) pursuant to which they accepted certain restrictions on transfers of shares of DropCar Common Stock for the one-year period following the closing of the Merger.

Asset Purchase Agreement

On December 19, 2019, we entered into an asset purchase agreement (the “APA”) with DropCar Operating Company, Inc., a Delaware corporation and wholly owned subsidiary of DropCar (“DropCar Operating”), DC Partners Acquisition, LLC, Spencer Richardson and David Newman, pursuant to which DropCar Operating agreed to sell substantially all of the assets associated with its business of providing vehicle support, fleet logistics and concierge services for both consumers and the automotive industry. The aggregate purchase price for the purchased assets consists of the cancellation of certain liabilities pursuant to those certain employment agreements by and between DropCar Operating and each of Mr. Richardson and Mr. Newman, plus the assumption of certain liabilities relating to or arising out of workers’ compensation claims that occurred prior to the closing date of the APA.

DropCar Overview

Business

Our DropCar business is a provider of automotive vehicle support, fleet logistics and concierge services for both consumers and the automotive industry. In 2015, we launched our cloud-based Enterprise Vehicle Assistance and Logistics (“VAL”) platform and mobile application (“app”) to assist consumers and automotive-related companies to reduce the costs, hassles and inefficiencies of owning a car, or fleet of cars, in urban centers. Our VAL platform is a web-based interface to our core service that coordinates the movements and schedules of trained valets who pickup and drop off cars at dealerships and customer locations. The app tracks progress and provides email and text notifications on status to both dealers and customers, increasing the quality of communication and subsequent satisfaction with the service. To date, we operate primarily in the New York metropolitan area.

Despite expanding city populations and the growing dependence on cars for urban mobility, the shrinking supply of vehicle services (i.e., garages, service centers, etc.) is bottlenecking the next wave of transportation innovation. To solve for this systemic urban problem, our technology captures and analyzes real time data to dynamically optimize a rapidly growing network of professional valets across a suite of vehicle transport and high-touch support services.

We believe that consumers love the freedom and comfort of having a personal vehicle, but are held hostage by their dependence on the physical location of garages and service centers for parking and maintenance. The continued population shift into cities and resulting increase in real estate prices are only compounding this burden. We seek to solve this problem by freeing clients from the reliance on the physical location of garages and service centers.

We achieve this balance of increased consumer flexibility and lower consumer cost by aggregating demand for parking and other automotive services and redistributing their fulfillment to partners in the city and on city outskirt areas that have not traditionally had access to lucrative city business. Beyond the immediate unit economic benefits of securing bulk discounts from vendor partners, we believe there is significant opportunity to further vertically integrate such businesses along the supply chain into our platform.

On the enterprise side, original equipment manufacturers (“OEMs”), dealers, and other service providers in the automotive space are increasingly being challenged with consumers who have limited time to bring in their vehicles for maintenance and service, making it difficult to retain valuable post-sale service contracts or scheduled consumer maintenance and service appointments. Additionally, many of the vehicle support centers for automotive providers (i.e., dealerships, including body work and diagnostic shops) have moved out of urban areas thus making it more challenging for OEMs and dealers in urban areas to provide convenient and efficient service for their consumer and business clientele. Similarly, shared mobility providers and other fleet managers, such as rental car companies, face a similar urban mobility challenge: getting cars to and from service bays, rebalancing vehicle availability to meet demand and getting vehicles from dealer lots to fleet locations.

In response to this growing urban mobility challenge, we work directly with enterprises in the automotive space providing them with the ability to have our valets transport vehicles to and from customers, while also driving new revenue from new and existing customers and their vehicles from within our consumer subscription base.

We are able to offer our enterprise services at a fraction of the cost of alternatives, including other third parties or expensive in-house resources, given our pricing model that reduces and/or eliminates any downtime expense while also giving clients access to a network of trained valets on demand that can be scaled up or down based on the real time needs of the enterprise client. We support this model by maximizing the utilization of our employee-valet workforce across a curated pipeline for both the consumer and business network.

Company Background

We were incorporated in the State of Delaware on December 18, 1997 under the name “Internet International Communications Ltd.” Pursuant to a Certificate of Amendment to our Certificate of Incorporation filed on December 23, 2004, our name was changed to “WPCS International Incorporated.” On January 30, 2018, we completed a business combination with Private DropCar (defined below) in accordance with the terms of the Agreement and Plan of Merger and Reorganization, dated as of September 6, 2017 and as amended as of October 10, 2017, November 21, 2017 and December 4, 2017 (the “2018 Merger Agreement”), by and among the Company (formerly known as WPCS International Incorporated), DC Acquisition Corporation, a wholly owned subsidiary of the Company (“2018 Merger Sub”), and DropCar Operating Company, Inc. (formerly known as DropCar, Inc.) (“Private DropCar”), which was effected on January 30, 2018, pursuant to which 2018 Merger Sub merged with and into Private DropCar, with Private DropCar surviving as our wholly owned subsidiary (the “2018 Merger”). Under the terms of the 2018 Merger Agreement, we issued shares of our common stock to Private DropCar’s stockholders, at an exchange ratio of 0.3273 shares of our common stock for each share of (i) Private DropCar common stock and preferred stock and (ii) Private DropCar warrants, in each case, outstanding immediately prior to the Merger. On January 30, 2018, immediately after completion of the 2018 Merger, we changed our name to “DropCar, Inc.” The 2018 Merger was treated as a reverse merger under the acquisition method of accounting in accordance with U.S. GAAP.

Our principal corporate office is located at 1412 Broadway, Suite 2105, New York, New York 10018, telephone (646) 342-1595. Our internet address is www.dropcar.com. Our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and all amendments to those reports, are available to you free of charge through the “Investors” section of our web site as soon as reasonably practicable after such materials have been electronically filed with, or furnished to, the Securities and Exchange Commission. Information contained on our web site does not form a part of this prospectus.

AYRO Overview

Business

AYRO designs, manufactures and markets three- and four-wheeled purpose-built electric vehicles primarily to commercial customers. These vehicles allow the end user an environmentally friendly alternative to internal combustion engines for light duty uses, including logistics, maintenance and cargo services, at a lower total cost of ownership. AYRO’s four-wheeled vehicles are classified as low-speed vehicles (LSVs) based on federal and state regulations and are ideal for both college and corporate campuses. AYRO’s three-wheeled vehicle is classified as a motorcycle for federal purposes and an autocycle in states that have passed certain autocycle laws, allowing the user to operate the vehicle with a standard automobile driver’s license. AYRO’s three-wheeled vehicle is not an LSV and is ideal for urban transport. The majority of AYRO’s sales are comprised of sales of its four-wheeled vehicle to Club Car through a strategic arrangement entered in early 2019. AYRO plans to continue growing its business through its experienced management team by leveraging its supply chain, allowing it to scale production without a large capital investment.

AYRO has also developed a strategic partnership with Autonomic, a division of Ford. Pursuant to AYRO’s agreement with Autonomic, AYRO received a license to use Autonomic’s transportation mobility cloud and has agreed to jointly develop the monetization of cloud-based vehicle applications.

Company Background

AYRO, a Delaware corporation, was originally incorporated in 2016 in Texas as Austin PRT Vehicle, Inc. In March 2017, the corporation’s name was changed to Austin EV, Inc., doing business as AEV Technologies. Effective as of July 2019, the corporation was converted into a Delaware corporation and changed its name to AYRO, Inc.

AYRO’s principal executive offices are located at 900 E. Old Settlers Boulevard, Suite 100, Round Rock, Texas 78664, its telephone number is (512) 994-4917, and its website is located at www.AYRO.com. Information on or accessed through AYRO’s website is not incorporated into this joint proxy and consent solicitation statement/prospectus.

Combined Company Overview

Following the consummation of the Merger, the business of the combined company will consist of AYRO’s business.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully review and consider the risk factors in the sections entitled “Risk Factors” contained in our most recent annual report on Form 10-K, which has been filed with the SEC and is incorporated by reference in this prospectus, as well as any updates thereto contained in subsequent filings with the SEC, including the risk factors contained in Exhibit 99.2 to our Current Report on Form 8-K filed with the SEC on February 7, 2020, and all other information contained in this prospectus and incorporated by reference into the prospectus before purchasing our securities. The risks and uncertainties described are not the only ones facing our Company. Additional risks and uncertainties of which we are unaware, or that we currently deem immaterial, also may become important factors that affect us. If any of such risks occur, our business, financial condition or results of operations could be materially and adversely affected. In that case, the trading price of our common stock could decline, and you may lose some or all of your investment.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended (the ‘Exchange Act”), that involve substantial risks and uncertainties. You can identify these statements by the fact that they do not relate strictly to historic or current facts. They use words, such as “anticipate,” “could,” “continue,” “contemplate,” “estimate,” “expect,” “will,” “may,” “potential,” “intend,” “plan,” “believe,” and other words and terms of similar meaning. These include statements, among others, relating to the sufficiency of our financial resources, our planned future actions, our clinical trial plans, our research and development plans and expected outcomes, our products under development, our intellectual property position, our plans with respect to funding operations, projected expense levels, and the outcome of contingencies.

Any or all of our forward-looking statements in this report may turn out to be wrong. They can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. Consequently, no forward-looking statement can be guaranteed. Actual results may vary materially from those set forth in forward-looking statements. The uncertainties that may cause differences include, but are not limited to: our need for additional funds to finance our operations; our history of losses; anticipated continuing losses and uncertainty of future financing; the early stage of product development; market acceptance of our services; the sufficiency of our existing capital resources; competition from other companies; the risk of technological obsolescence; uncertainties related to our ability to obtain intellectual property protection for our technology; and dependence on officers, directors and other individuals.

We will not update forward-looking statements, whether as a result of new information, future events or otherwise, unless required by law. You are advised to consult any further disclosures we make in our reports to the SEC, including our reports on Form 10-Q, 8-K and 10-K. Our filings list various important factors that could cause actual results to differ materially from expected results. We note these factors for investors as permitted by the Private Securities Litigation Reform Act of 1995. You should understand that it is not possible to predict or identify all such factors. Consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of securities by the selling securityholders pursuant to this prospectus. We may receive up to approximately $2.75 million in aggregate gross proceeds from the exercise of the warrants, if the warrants are exercised for cash, based on the per share exercise prices of the warrants. Any proceeds we receive from the exercise of the warrants will be used for working capital and general corporate purposes.

SELLING SECURITYHOLDERS

The shares of common stock being offered by the selling securityholders are those issuable to the selling securityholders upon the conversion of Series H-6 Preferred and exercise of the H-5 Warrants. For additional information regarding the issuance of the preferred stock and the warrants, see “Prospectus Summary — Recent Events” above. We are registering (i) 125% (or 4,340,250 shares) of the 3,472,200 shares of common stock issuable upon the conversion of Series H-6 Preferred to the Investors pursuant to the Exchange Agreement and (ii) 125% (or 4,340,276 shares) of the 3,472,222 shares of common stock issuable upon exercise of H-5 Warrants issued by the Company in connection with the Purchase Agreement, in order to permit the selling securityholders to offer the shares for resale from time to time.

The table below lists the selling securityholders and other information regarding the beneficial ownership (as determined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of the shares of common stock held by each of the selling securityholders. The second column lists the number of shares of common stock beneficially owned by the selling securityholders, based on their respective ownership of shares of common stock as of February 3, 2020, together with securities exercisable or convertible into shares of common stock within 60 days of February 3, 2020. The third column represents all of the shares that the selling securityholder may offer under this prospectus and does not take into account any limitations on the conversion of the Series H-6 Preferred or the exercise of the Series H-5 Warrants. The fourth column discloses the number of shares beneficially owned after the offering, assuming the sale of all shares of common stock underlying the Series H-6 Preferred and the Series H-5 Warrants being offered, and does not take into account any limitations on the conversion of the Series H-6 Preferred or the exercise of the Series H-5 Warrants. The fifth column discloses the percentage of shares beneficially owned after the offering and is based on 4,060,503 shares of our common stock outstanding as of February 3, 2020 and does not take into account any limitations on the conversion of the Series H-6 Preferred or the exercise of the Series H-5 Warrants.

While the table below does not reflect these limitations, under the terms of the Series H-6 Preferred and H-5 Warrants, a selling securityholder may not convert its Series H-6 Preferred or exercise its H-5 Warrants to the extent (but only to the extent) such selling securityholder or any of its affiliates would beneficially own a number of shares of our common stock which would exceed 9.99% of the total number of shares of our common stock then issued or outstanding as the result of such conversion or exercise.

The selling securityholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

Name of Selling Securityholder	Shares of Common Stock Beneficially Owned Prior to Offering	Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus	Shares of Common Stock Beneficially Owned After Offering	% of Shares of Common Stock Beneficially Owned After Offering
Alpha Capital Anstalt (1)	7,964,742	5,208,291	3,798,109	29.8%
Brio Capital Master Fund Ltd. (2)	449,918	347,236	172,129	13.5%
Iroquois Capital Investment Group LLC (3)	1,095,167	1,354,208	11,800	*
Iroquois Master Fund Ltd. (3)	2,301,213	1,770,791	884,580	6.9%

* Less than 1%.

(1)
Includes (i) 125% (or 2,604,125 shares) of the 2,083,300 shares of common stock underlying Series H-6 Preferred and (ii) 125% (or 2,604,166 shares) of the 2,083,333 shares of common stock underlying Series H-5 Warrants. The selling stockholder shares voting and investment power with Konrad Ackermann. The shares of common stock underlying the Series H-5 Warrants are included in “Shares of Common Stock Beneficially Owned Prior to the Offering” even though they are not exercisable within 60 days of January 21, 2020. The fifth column discloses the percentage of shares beneficially owned after the offering and does not take into account any limitations on the conversion of the Series H-6 Preferred or the exercise of the Series H-5 Warrants, which limitations do not permit the conversion of the Series H-6 Preferred or the exercise of the Series H-5 Warrants to the extent that such conversion or exercise would result in beneficial ownership by the holder in excess of 9.99% of the total number of shares of common stock then outstanding as a result of such conversion or exercise.

(2)
Includes (i) 125% (or 173,625 shares) of the 138,900 shares of common stock underlying Series H-6 Preferred and (ii) 125% (or 173,611 shares) of the 138,889 shares of common stock underlying Series H-5 Warrants. The selling stockholder shares voting and investment power with Shaye Hirsch, Director of Brio Capital Master Fund Ltd. The shares of common stock underlying the Series H-5 Warrants are included in “Shares of Common Stock Beneficially Owned Prior to the Offering” even though they are not exercisable within 60 days of February 3, 2020. The fifth column discloses the percentage of shares beneficially owned after the offering and does not take into account any limitations on the conversion of the Series H-6 Preferred or the exercise of the Series H-5 Warrants, which limitations do not permit the conversion of the Series H-6 Preferred or the exercise of the Series H-5 Warrants to the extent that such conversion or exercise would result in beneficial ownership by the holder in excess of 9.99% of the total number of shares of common stock then outstanding as a result of such conversion or exercise.

(3)
For Iroquois Capital Investment Group, includes (i) 125% (or 677,125 shares) of the 541,700 shares of common stock underlying Series H-6 Preferred and (ii) 125% (or 677,083 shares) of the 541,667 shares of common stock underlying Series H-5 Warrants. For Master Fund, includes (i) 125% (or 885,375 shares) of the 708,300 shares of common stock underlying Series H-6 Preferred and (ii) 125% (or 885,416 shares) of the 708,333 shares of common stock underlying Series H-5 Warrants. Richard Abbe is the natural person with voting and dispositive power over the shares held by Iroquois Capital Investment Group LLC and Iroquois Master Fund. The shares of common stock underlying the Series H-5 Warrants are included in “Shares of Common Stock Beneficially Owned Prior to the Offering” even though they are not exercisable within 60 days of February 3, 2020. The fifth column discloses the percentage of shares beneficially owned after the offering and does not take into account any limitations on the conversion of the Series H-6 Preferred or the exercise of the Series H-5 Warrants, which limitations do not permit the conversion of the Series H-6 Preferred or the exercise of the Series H-5 Warrants to the extent that such conversion or exercise would result in beneficial ownership by the holder in excess of 9.99% of the total number of shares of common stock then outstanding as a result of such conversion or exercise.

PLAN OF DISTRIBUTION

Each selling securityholder and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on The Nasdaq Capital Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling securityholder may use any one or more of the following methods when selling securities:

●
ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●
block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●
purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●
an exchange distribution in accordance with the rules of the applicable exchange;

●
privately negotiated transactions;

●
settlement of short sales;

●
in transactions through broker-dealers that agree with the selling securityholders to sell a specified number of such securities at a stipulated price per security;

●
through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●
a combination of any such methods of sale; or

●
any other method permitted pursuant to applicable law.

The selling securityholders may also sell securities under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling securityholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling securityholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities or interests therein, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling securityholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling securityholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling securityholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

We are required to pay certain fees and expenses incurred by us incident to the registration of the securities. We have agreed to indemnify the selling securityholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because selling securityholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. The selling securityholders have advised us that there is no underwriter or coordinating broker acting in connection with the proposed sale of the resale securities by the selling securityholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the selling securityholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for us to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling securityholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the selling securityholders or any other person. We will make copies of this prospectus available to the selling securityholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

The validity of the securities we are offering will be passed upon for us by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., New York, New York.

EXPERTS

The consolidated balance sheets of DropCar, Inc. and Subsidiaries as of December 31, 2018 and 2017, and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for each of the years then ended have been audited by EisnerAmper LLP, independent registered public accounting firm, as stated in their report which is incorporated herein by reference which report refers to the adoption of ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606), as amended and  includes an explanatory paragraph about the existence of substantial doubt concerning the Company's ability to continue as a going concern, Such financial statements have been incorporated herein by reference in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

The balance sheets of AYRO, Inc. as of December 31, 2018, and the related statements of income, comprehensive income, stockholders’ equity, and cash flows for the period then ended have been audited by Plante & Moran, PLLC, independent registered public accounting firm, as stated in their report which is incorporated herein by reference.  Such financial statements have been incorporated herein by reference in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

The financial statements of AYRO, Inc., as of and for the year ended December 31, 2017, have been audited by EKS&H, LLLP, independent registered public accounting firm, as stated in their report which is incorporated herein by reference.  Such financial statements have been incorporated herein by reference in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are a public company and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room at Station Place, 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the Public Reference Room. Our SEC filings are also available to the public at the SEC’s web site at http://www.sec.gov, and on our web site at http://www.dropcar.com. The information contained on our web site is not included or incorporated by reference into this prospectus. In addition, our common stock is listed for trading on The Nasdaq Capital Market under the symbol “DCAR.” You can read and copy reports and other information concerning us at the offices of the Financial Industry Reporting Authority located at 1735 K Street, N.W., Washington, D.C. 20006.

This prospectus is only part of a Registration Statement on Form S-3 that we have filed with the SEC under the Securities Act, and therefore omits certain information contained in the Registration Statement. We have also filed exhibits and schedules with the Registration Statement that are excluded from this prospectus, and you should refer to the applicable exhibit or schedule for a complete description of any statement referring to any contract or other document. You may:

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inspect a copy of the Registration Statement, including the exhibits and schedules, without charge at the Public Reference Room,

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obtain a copy from the SEC upon payment of the fees prescribed by the SEC, or

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obtain a copy from the SEC’s web site or our web site.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and information we file later with the SEC will automatically update and supersede this information. We incorporate by reference into this prospectus the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (1) after the date of this prospectus and prior to the time that we sell all of the securities offered by this prospectus or the earlier termination of the offering, and (2) after the date of the initial registration statement of which this prospectus forms a part and prior to the effectiveness of the registration statement (except in each case the information contained in such documents to the extent “furnished” and not “filed”). The documents we are incorporating by reference as of their respective dates of filing are:

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Our Annual Report on Form 10-K for the year ended December 31, 2018, filed on April 3, 2019, as amended on April 12, 2019 (File No. 001-34643);

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Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2019, June 30, 2019 and September 30, 2019, filed on May 15, 2019, August 14, 2019 and November 14, 2019, respectively (File Nos. 001-34643);

●
Our Current Reports on Form 8-K and Form 8-K/A, as applicable, filed on April 3, 2019, July 10, 2019, August 23, 2019, September 12, 2019, December 6, 2019, December 12, 2019, December 20, 2019, February 5, 2020, and February 7, 2020 (File Nos. 001-34643); and

●
The description of our common stock contained in our Registration Statement on Form 8-A filed on February 26, 2010 (File No. 001-34643) pursuant to Section 12(b) of the Exchange Act, and any amendment or report filed with the SEC for purposes of updating such description.

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request, orally or in writing, a copy of these documents, which will be provided to you at no cost, by contacting DropCar, Inc., 1412 Broadway, Suite 2105, New York, NY 10018, Attention: Investor Relations. The Investor Relations Department can be reached via telephone at (646) 342-1595.

DropCar, Inc.

8,680,526 Shares of Common Stock

PROSPECTUS

, 2020

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following table sets forth the Company’s estimates (other than the SEC registration fee) of the expenses in connection with the issuance and distribution of the securities being registered.

Item	Amount
SEC registration fee	$811.25
Legal fees and expenses	$30,000
Accounting fees and expenses	$20,000
Printing fees	$5,000
Miscellaneous fees and expenses	$0
Total	$55,811.25

Item 15. Indemnification of Directors and Officers

Subsection (a) of Section 145 of the General Corporation Law of Delaware (the “DGCL”) empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification may be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 of the DGCL further provides that to the extent a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith; that indemnification or advancement of expenses provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and empowers the corporation to purchase and maintain insurance on behalf of a director, officer, employee or agent of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

Reference is also made to Section 102(b)(7) of the DGCL, which enables a corporation in its certificate of incorporation to eliminate or limit the personal liability of a director for monetary damages for violations of a director’s fiduciary duty, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which the director derived an improper personal benefit.

Article XIII of our certificate of incorporation, as amended, provides that a director shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for acts specified by the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

Article VIII of our amended and restated by-laws provides that we shall indemnify our directors and officers, or former directors and officers, against any and all expenses, liabilities or other matters.

We have entered into agreements to indemnify our directors and officers. These agreements, among other things, will indemnify and advance expenses to our directors and officers for certain expenses, including attorney’s fees, judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by us arising out of such person’s services as our director or officer, or any other company or enterprise to which the person provides services at our request.

Item 16. Exhibits

(a) Exhibits.

Exhibit Number	Description of Document

3.1
Certificate of Designations, Preferences and Rights of the Series H-6 Preferred Stock of DropCar, Inc. (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K, filed with the SEC on February 5, 2020).

4.1	Form of H-5 Warrant (Incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K, filed with the SEC on December 6, 2019).

5.1	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. regarding legality of securities being registered.

23.1	Consent of EisnerAmper LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (included in Exhibit 5.1).

23.3	Consent of Plante & Moran, PLLC, AYRO’s independent registered public accounting firm for the year ended December 31, 2018.

23.4	Consent of EKS&H LLLP, AYRO's independent registered public accounting firm for the year ended December 31, 2017.

Item 17. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S–3 (§239.13 of this chapter) or Form F–3 (§239.33 of this chapter) and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) (§230.424(b) of this chapter) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) If the registrant is relying on Rule 430B (§230.430B of this chapter):

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) (§230.424(b)(3) of this chapter) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) (§230.424(b)(2), (b)(5), or (b)(7) of this chapter) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) (§230.415(a)(1)(i), (vii), or (x) of this chapter) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii) If the registrant is subject to Rule 430C (§230.430C of this chapter), each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on this Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, New York on the 7th day of February, 2020.

DropCar, Inc.

By:	/s/ Spencer Richardson
Spencer Richardson
Chief Executive Officer

POWER OF ATTORNEY

The registrant and each person whose signature appears below constitutes and appoints Spencer Richardson and David Newman, and each of them singly, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him, her or it and in his, her or its name, place and stead, in any and all capacities, to sign and file any and all amendments (including post-effective amendments) to this Registration Statement, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Spencer Richardson	Chief Executive Officer	February 7, 2020
Spencer Richardson	(Principal executive officer)

/s/ Mark Corrao	Chief Financial Officer	February 7, 2020
Mark Corrao	(Principal financial officer)

/s/ David Newman	Chief Business	February 7, 2020
David Newman	Development Officer and Director

/s/ Sebastian Giordano
Sebastian Giordano	Director	February 7, 2020

/s/ Joshua Silverman
Joshua Silverman	Chairman of the Board	February 7, 2020

/s/ Zvi Joseph
Zvi Joseph	Director	February 7, 2020

/s/ Solomon Mayer
Solomon Mayer	Director	February 7, 2020

/s/ Greg Schiffman
Greg Schiffman	Director	February 7, 2020